EXHIBIT 99(c)(3)

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made as of October 20, 1999, by and among Ferrofluidics Corporation (the "Company"), a Massachusetts corporation with its principal place of business at 40 Simon Street, Nashua, New Hampshire, Ferrotec Corporation ("Ferrotec"), a corporation organized under the laws of Japan and having its principal place of business at Sumitomo Bldg. #6, 5-24-8 Higashi Ueno, Taito-Ku, Tokyo 110-0015, Japan, Ferrotec Acquisition, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Ferrotec ("Merger Sub" and, together with Ferrotec, the "Acquiror"), and Paul F. Avery, Jr. ("Consultant") of 178 Drinkwater Road, Kensington, New Hampshire.

         WHEREAS, Consultant has been employed by the Company as its Chairman of the Board of Directors, Chief Executive Officer and President pursuant to that certain Employment Agreement dated as of June 3, 1998, as amended and supplemented by those certain agreements dated as of June 3, 1999 and September 9, 1999 by and between the Company and Consultant (the "Employment Agreement");

         WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the "Merger Agreement") with Ferrotec and Merger Sub, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, in connection with the Merger, Merger Sub will make a cash tender offer (the "Offer") to acquire all of the issued and outstanding common stock, par value $.004 per share, of the Company (the "Common Stock") in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, the parties desire to terminate the Employment Agreement and the Consultant's employment with the Company effective as of the Acceptance Date (as hereinafter defined);

         WHEREAS, the Company desires to retain Consultant to render consulting and advisory services to the Company on an independent contractor basis and on the terms and conditions set forth herein;

         WHEREAS, Consultant desires to furnish such consulting and advisory services to the Company on an independent contractor basis and on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

         1. Termination of Employment; Engagement of Consultant. The parties acknowledge and agree that Consultant's employment with the Company pursuant to the Employment Agreement and any other agreement or understanding pursuant to which Consultant is providing services to or on behalf of the Company and/or its subsidiaries (other than the letter agreement referred to in Section 11 hereof) shall be terminated effective as of the Acceptance Date (as such term is defined in the Merger Agreement); and that the Employment Agreement and any of such other agreements or understandings pursuant to which Consultant is providing services to or on behalf of the Company and/or its subsidiaries (other than the letter agreement referred to in Section 11 hereof) shall be deemed to have been terminated as of the Acceptance Date and shall be of no further force or effect thereafter. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains Consultant for the term set forth in Section 2 as a consultant and advisor to the Company.

         2. Term. This Agreement shall commence as of the Acceptance Date and shall continue for a period of three (3) years thereafter (such period being referred to as the "Consultation Period"), unless sooner terminated in accordance with the provisions of Section 5. The parties hereto may extend the Consultation Period upon mutual written agreement.

         3. Services. Consultant agrees to perform such consulting, advisory and related services for the Company as may be reasonably requested from time to time by the Company (the "Services"). During the Consultation Period, Consultant shall perform the Services under the direction and restriction of the Company.

         4. Compensation.

            a. Consulting and Advisory Fees. During the Consultation Period, the Company shall pay to Consultant consulting fees at a rate of $10,000 per month, payable in arrears on the last day of each month; payment for any partial month shall be prorated.

            b. Auto Lease. The Company shall promptly pay all monthly lease payments of Consultant or promptly reimburse Consultant for such lease payments in connection with Consultant's current automobile lease for the remaining term of such lease which expires on May 25, 2001.

            c. Certain Severance Benefits. The parties agree and acknowledge that Consultant will receive from the Company an amount equal to $250,000 as of the Acceptance Date. At Consultant's option, payment of such amount may be made over the thirty-six (36) month term of the Consultation Period at a rate of $6,944.44 per month, payable in arrears on the last day of each month. Consultant hereby agrees to release the Company, Ferrotec and Merger Sub and their respective officers, directors, shareholders and affiliates from any and all claims and/or liabilities arising under the Employment Agreement or arising from Consultant's employment or retention by the Company and/or its subsidiaries prior to the Acceptance Date; provided, however, that nothing herein shall in any way limit Consultant's indemnification rights under Section 6.6 of the Merger Agreement or under the Articles of Organization or Bylaws of the Company.

            d. Life Insurance. The Company agrees that it shall pay all premiums that become due or payable for the two years following the Acceptance Date relating to that certain term life insurance policy (Policy # 41019258) on the life of Consultant in the amount of $1,000,000 (the "Life Insurance Policy") such that the Life Insurance Policy remains in full force and effect through the second anniversary of the Acceptance Date (the "Second Anniversary Date"), subject to Consultant's continued eligibility to be so covered by such policy. The parties agree that after the Second Anniversary Date the Company shall have no obligation to maintain such policy; provided, however, that Consultant shall be entitled to assume the Company's obligations under the Life Insurance Policy and continue to maintain such policy in accordance with its terms following the Second Anniversary Date. Each of the Company and Consultant shall use its or his best efforts to arrange for the assumption by Consultant on the Second Anniversary Date of the Company's obligations under the Life Insurance Policy, subject to any restrictions under the policy on assignment and subject to Consultant's continued eligibility to be so covered by such policy.

            e. Retirement Plans. In connection with the termination of Consultant's employment with the Company at the Acceptance Date, Consultant shall be entitled to participate in and enjoy the benefit of the Company's retirement, supplementary retirement, deferred compensation or similar plans, programs or arrangements as available to the Company's management as of the Acceptance Date, subject to Consultant's eligibility to so

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

participate based on his consultant and/or independent contractor status.

            f. Health, Medical and Welfare Plans. The Company shall continue Consultant's group health insurance and shall pay all of the premiums to properly maintain such insurance for a period of ninety (90) days following the Acceptance Date. Thereafter, Consultant may, at his sole expense, elect to continue his group health insurance pursuant to COBRA.

            g. 401(k) Plan. The Company shall use its best efforts to assist Consultant in the roll over or withdrawal of his interest in the Company's Tax Savings and Deposit and Investment Plan (the "401(k) Plan"), all in accordance with and subject to applicable law and the terms of the 401(k) Plan.

            h. Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with, or related to, the performance of the Services under this Agreement; provided, however, that the Company shall provide all airline tickets to Consultant on a prepaid basis in connection with all travel by Consultant for purposes of performance of the Services hereunder. Consultant shall submit to the Company itemized monthly statements, in a form reasonably satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.

            i. Accrued Vacation. The Company shall, on the Acceptance Date, pay Consultant for all accrued vacation time as of the Acceptance Date in accordance with Company policy.

         5. Termination of Consultancy and Termination Compensation.

            a. General Termination Compensation. If Consultant's consultancy is terminated pursuant to Sections 5b or 5d, the Company shall continue to make all payments to Consultant (or, if applicable, to Consultant's beneficiary) provided for in Section 4 for the balance of the Consultation Period.

            b. Death or Disability. In the event Consultant dies or becomes disabled during the Consultation Period, his consultancy hereunder shall automatically terminate. For the purpose of this Agreement, "disability" shall refer to a situation in which Consultant is totally disabled from performing Services for the Company during a period of thirteen (13) consecutive weeks.

         If any question shall arise as to whether during any period Consultant has suffered a disability, Consultant may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by Consultant or his guardian to whom the Company has no reasonable objection as to whether Consultant was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Consultant shall fail to submit such certification, the Company's determination of such issue shall be binding on Consultant.

            c. By the Company for Cause. The Company may terminate Consultant's consultancy hereunder for cause at any time upon notice to Consultant setting forth in reasonable detail the nature of such cause. The following, as determined by the Board of Directors of the Company in its good faith and reasonable judgment, shall constitute "cause" for termination:

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


                 (1) Consultant's embezzlement of funds of or theft from the Company or other material dishonesty with respect to the Company, Acquiror or any of their respective affiliates; or

                 (2) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (it being understood that violation of a motor vehicle code does not constitute such a crime); or

                 (3) Conduct engaged in or action taken or omitted to be taken by Consultant which is in material breach of this Agreement, in which case where such breach is incapable of being cured and remains uncured after written notice by the Company to Consultant; or

                 (4) Gross or willful misconduct of Consultant with respect to the Company, Acquiror or any subsidiary or affiliate thereof.

         Upon the giving of notice of termination of Consultant's consultancy hereunder for cause, the Company shall have no further obligation or liability to Consultant, other than the payment of consulting fees earned and unpaid at the date of termination and the remaining payments under Section 4c hereof.

            d. By the Company Other Than for Cause. The Company may terminate Consultant's consultancy hereunder other than for cause at any time upon sixty
(60) days' written notice to Consultant.

            e. By Consultant. Consultant may terminate his consultancy hereunder at any time upon sixty (60) days' written notice to the Company.

         6. Independent Contractor Status. Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

         7. Covenant of Non-Disclosure and Non-Competition.

            (a) The Consultant acknowledges that the success of the business of the Company depends upon both the absence of competition from Consultant and the continued preservation of the confidentiality of certain information possessed by Consultant, that an absence of such competition and the preservation of the confidentiality of such information is an essential term of this Agreement, and that the Company would be unwilling to enter into this Agreement in the absence of this Section. Accordingly, Consultant hereby agrees with the Company as follows:

            (a) Consultant will not, at any time, directly or indirectly, without the prior written consent of the Company, disclose or use, in any way harmful to the business, operations, assets, prospects or condition, financial or otherwise, of the Company, or otherwise contrary to the interests of the Company, any proprietary or Confidential Information (as defined below) involving or relating to the Company past, present or future, actual or prospective; provided, however, that such information shall not include any information known generally to the public (other than as a result of disclosure in violation hereof by the Consultant); and provided, further, that the provisions of this Section shall not prohibit any disclosure required by law in
connection   with  any

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

judicial or administrative proceeding or inquiry. "Confidential Information" includes, but is not limited to, information relating to the Company which is not generally known to those outside of the Company relating to (i) the business, conduct or operations of the Company, (ii) any materials, apparatus, processes, methods, ways of business, programs, formulae, technology, research, development, or intellectual property, (iii) any customer lists, or customer requirements and preferences, (iv) any supplier lists or supplier requirements and preferences, (v) financial information or business plans, or (vi) any other information about or generated by the Company which could, if disclosed, be useful to any competitors of the Company.

            (b) During the term hereof and for a period of two (2) years thereafter (or, if Consultant's consultancy hereunder is terminated, two (2) years from the date of such termination), irrespective of the reasons for any such termination (the "Non-Competition Term"), the Consultant shall not, directly or indirectly, (i) acquire, own, manage, operate, control or participate directly or indirectly in any manner in the acquisition, ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in (other than solely as an owner for investment purposes of not more than 5% of the outstanding capital stock of any company engaged in the same business as that of the Company), or aid or assist anyone else in the conduct of, any business, venture or activity whose activities, products or services are competitive with the current activities, products or services of the Company or Ferrotec or the contemplated activities, products or services set forth in the Company's Annual Operating Plan for Fiscal 2000, (ii) recruit or otherwise seek to induce any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, (iii) solicit or encourage any person who is a customer or supplier of the Company to terminate its relationship with the Company, or (iv) encourage any of the Company employees or consultants to become engaged or retained by or on behalf of any person whose activities, products or services are competitive with the current activities, products or services of the Company or Ferrotec or the contemplated activities, products or services set forth in the Company's Annual Operating Plan for Fiscal 2000.

            (c) The Consultant acknowledges and agrees that, because the legal remedies of the Company may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Section, the Company may, in addition to obtaining any other remedy or relief available to it (including without limitation, consequential and other damages at law), enforce this Section by injunction and other equitable remedies.

            (d) The parties agree that the provisions set forth in this Section, including without limitation as to duration and geographic scope, are reasonable to protect the legitimate interests of the Company. The provisions of this Section are severable, and in the event that any provision hereof should, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

         8. Assignment. Neither the Company nor Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that (i) the Company may assign its rights and obligations under this Agreement without the consent of Consultant in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other person or entity or transfer all of its properties or assets to any other person or entity, and (ii) Consultant may assign its rights and obligations under this Agreement without the consent of the Company to P.F. Avery Corporation.

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

This Agreement shall inure to the benefit of and be binding upon the Company and Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

         9. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         10. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         11. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed given when delivered by hand, telex or facsimile, or if mailed, five days after mailing (two business days in the case of courier service), to the parties as follows:

         If to Consultant:     Paul F. Avery, Jr.
                                    178 Drinkwater Road
                                    Kensington, NH 03833

         If to the Company:    Ferrofluidics Corporation
                                    40 Simon Street
                                    Nashua, NH 03061
                                    Attn: William B. Ford

         If to Acquiror:        Ferrotec Corporation
                                    Sumitomo Bldg. #6
                                    5-24-8 Higashi Ueno
                                    Taito-Ku, Tokyo 110-0015, Japan
                                    Attn: Akira Yamamura

         12. Entire Agreement. This Agreement and the letter agreement of even date herewith by and among the Company, Ferrotec, Merger Sub and Consultant constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant's consultancy and prior employment with the Company.

         13.  Amendment.  This  Agreement  may be amended or modified  only by a
written  instrument  signed  by  Consultant  and  by  an  expressly   authorized
representative of the Company.

         14. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope of or content of any provision of this Agreement.

         15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         16. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

         17. Effectiveness. This Agreement is conditioned upon and shall become effective only upon the occurrence of the Acceptance Date, and shall not become effective in the event that the Offer is terminated or abandoned or the Merger Agreement is terminated in accordance with its terms.

                                 [END OF TEXT]

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, Ferrotec and Merger Sub, by their respective duly authorized representatives, and by Consultant, as of the date first above written.

CONSULTANT                                FERROFLUIDICS CORPORATION


                                          By:
-----------------------                       ----------------------------------
Paul F. Avery, Jr.                            Name: William B. Ford
                                              Title:   Chief Financial Officer


                                          FERROTEC CORPORATION


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                          FERROTEC ACQUISITION, INC.


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:

                            Ferrofluidics Corporation
                                 40 Simon Street
                                Nashua, NH 03061


                                October 20, 1999

Ferrotec Corporation
5-24-8
Higashi-Ueno
Taito-ku
Tokyo, Japan 110-0015
Attn: Akira Yamamura

Ladies and Gentlemen:

         In connection with and as a condition to entering into the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") by and between Ferrofluidics Corporation (the "Company"), a Massachusetts corporation, Ferrotec Corporation ("Ferrotec"), a corporation organized under the laws of Japan, and Ferrotec Acquisition, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Ferrotec ("Merger Sub"), the Company, Ferrotec, Merger Sub and the undersigned individual, Paul F. Avery, Jr. ("Avery"), hereby agree that, notwithstanding any other arrangement between any of the foregoing parties, from and after the Acceptance Date (as defined in the Merger Agreement), Avery shall perform such advisory and related services for the Company as may be reasonably requested from time to time by the Company (the "Services"). Avery shall perform the Services under the direction and restriction of the Company. The Company shall pay to Avery an advisory fee of $50,000 per annum payable monthly in arrears commencing on the first day of the next month after the date first set forth above. The parties further agree that the Company or Avery may terminate Avery's engagement as an advisor hereunder at any time upon thirty (30) days' written notice to the other parties hereto, whereupon upon such termination all payments due hereunder shall cease.

                           [signature page to follow]

         Please acknowledge your agreement to the foregoing by countersigning this agreement in the place provided below and returning it to the undersigned.


                                                     Very truly yours,



                                                     ---------------------------
                                                     Paul F. Avery, Jr.

Accepted and Agreed to,
this 20th day of October, 1999

FERROTEC CORPORATION

By:
   -----------------------------
    Name:
    Title:


FERROTEC ACQUISITION, INC.

By:
   -----------------------------
    Name:
    Title:

FERROFLUIDICS CORPORATION

By:
   -----------------------------
     Name: William B. Ford
     Title: Chief Financial Officer


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